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       EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE INCOME
                                   (in thousands, except for earnings per share data)
                                                 1995                        1996                        1997
                                         Basic        Diluted        Basic        Diluted        Basic        Diluted
------------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Share calculation:
Average number of common shares
         outstanding                         8,342       8,342         8,481         8,481         7,824         7,824
Common stock equivalents due to
         assumed exercise of options             -         414             -           311             -           350
Common stock equivalents due to
         assumed conversion of                   -         546             -           128             -             -
         preferred stock
Common stock equivalents due to
         assumed conversion of                   -         568             -             -             -         1,582
         convertible debt
                                      ------------- ------------- ------------- ------------- ------------- -------------
Total common shares and common
         stock equivalents                   8,342       9,871         8,481         8,920         7,824         9,756
------------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Adjustments to net income:
Net income                               $  12,902   $  12,902     $  19,158     $  19,158      $ 14,500      $ 14,500
Less:  Preferred dividend
requirements based on average                (335)           -          (64)             -             -             -
number of preferred shares
Less:  Interest expense net of tax               -         237             -             -             -         1,187
------------------------------------- ------------- ------------- ------------- ------------- ------------- -------------

Net income available to common           $  12,567   $  13,139     $  19,094     $  19,158      $ 14,500      $ 15,686
shareholders

Income per share                       $      1.51  $             $             $             $     1.85    $     1.61
                                                          1.33          2.25          2.15
------------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
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